Exhibit 99.1

Jupiter Wellness Acquires World’s First Rapid Blood Alcohol Detox Drink “Safety Shot” to Launch Q4 2023: Lowers Blood Alcohol Content by up to 50% in Just 30 Minutes

Asset valued at $53 million by a third party Valuation firm

JUPITER, FL – July 10, 2023 — Jupiter Wellness, Inc. (Nasdaq: JUPW), a diversified company that supports health and wellness, today announced it has executed an Asset Purchase Agreement with GBB Drink Lab Inc.. As per the Agreement, all operating assets related to GBB Drink Lab, including the revolutionary Safety Shot beverage, will belong to Jupiter Wellness, Safety Shot creates a new product category for rapid alcohol detoxification in the fast-growing hangover remedy market. Safety Shot is protected by a number of issued and pending patents covering composition of matter and methods of use.

Created by a doctor and validated by research, Safety Shot helps your body break down alcohol faster while aiding in recovery and rehydration. The product is formulated with scientifically proven ingredients that stop your body from absorbing alcohol into your blood, reducing your Blood Alcohol Content (BAC) and getting you out of an intoxicated state.

Consumers are now more aware of the benefits associated with the consumption of hangover cure products, which help improve metabolism, reduce nausea caused due to excessive alcohol consumption, and can hydrate the body.

The global hangover cure products market size is expected to reach USD 4.67 billion by 2028, according to a new report by Grand View Research, Inc. It is expected to expand at a CAGR of 14.6% from 2021 to 2028.

The Safety Shot business segment alone is forecasted to produce approximately $25 million in revenues and $4 million in net income by first quarter of 2024 for Jupiter Wellness with accelerated top and bottom-line contributions thereafter. There can be no assurances that we will reach such sales levels or profits. Jupiter Wellness believes that it is well-funded and has the capability to take the purchased patents and provisional patents from the Company and bring them to market. Jupiter will deploy a multi-channel strategy designed to dominate e-commerce and quickly win retail shelf space.

Jupiter Wellness CEO Brian John stated. “The world-first breakthrough nature of Safety Shot and the market it addresses are a tremendous opportunity that Jupiter will effectively execute upon. This asset purchase is a truly transformational transaction for the Company and its shareholders.”

GBB Drink Lab started with a vision of making a positive impact by offering practical, evidence-based solutions to reducing Blood Alcohol Content. The company’s product has been meticulously crafted to optimize the user’s ability to sober up enabling you to escape an inebriated state. GBB Drink Lab’s leadership team includes accomplished serial entrepreneurs, a former senior executive from one of the world’s largest beverage companies, and an industry-leading expert in flavoring science and product formulation.

Jupiter Wellness, Inc., a wellness company, engages in the research and development of over-the-counter products and intellectual property. Its products pipeline includes Photocil to address psoriasis and vitiligo; JW-700 to treat hair loss; JW-500 for women’s sexual wellness; NoStingz, a jellyfish sting prevention sunscreen; and JW-110 for the treatment of atopic dermatitis/eczema. The Company primarily sells its products through third-party physical retail stores and partners. The Company was formerly known as CBD Brands, Inc. Jupiter Wellness, Inc. was incorporated in 2018 and is headquartered in Jupiter, Florida.

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Forward Looking Statements

This communication contains forward-looking statements regarding Jupiter Wellness, including, the anticipated timing of studies and the results and benefits thereof. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the Company’s current plans, objectives, estimates, expectations, and intentions and inherently involve significant risks and uncertainties, many of which are beyond Jupiter Wellness’ control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties and other risks and uncertainties affecting Jupiter Wellness and, including those described from time to time under the caption “Risk Factors” and elsewhere in Jupiter Wellness’ Securities and Exchange Commission (SEC) filings and reports, including Jupiter Wellness’ Annual Report on Form 10-K for the year ended December 31, 2023 and future filings and reports by Jupiter Wellness. Moreover, other risks and uncertainties of which the combined company is not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Investors are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events at such dates, even if they are subsequently made available by Jupiter Wellness on its website or otherwise. Jupiter Wellness undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Jupiter Wellness Media Contact:

Phone: 561-244-7100
Email: info@JupiterWellness.com

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